Exhibit 99.3

SERVICING AGREEMENT

BETWEEN

_____________________________________ AND

MRU STUDENT LOAN TRUST 20__-_

THIS SERVICING AGREEMENT (this “Agreement”) is made as of this __th day of ______, 20__, by and between ____________________________, a ___________________________, having an address at ______________________________ (herein called the “Servicer”), and MRU STUDENT LOAN TRUST 20__-_, having an address at 590 Madison Avenue, 13th Floor New York, New York 10022 (herein called the “Owner”).

RECITALS

WHEREAS, the Servicer is in the business of servicing Student Loans and other education loans for lenders;

WHEREAS, the Owner desires to utilize the expertise of the Servicer to service the Owner’s Student Loans; and

WHEREAS, in order to finance its acquisition of Student Loans, the Owner has entered into that certain Indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of ______ __, 20__, with _________________________ (herein called the “Indenture Trustee”), pursuant to which the Owner has authorized the issuance of the Series 20__-_ Notes on the terms set forth in the Indenture (the “Notes”).

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and the fees to be paid by the Owner to the Servicer, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties to this Agreement do hereby agree to the following:

SECTION 1. DEFINITIONS

1.1         “Agreement” means this Agreement, including each schedule, attachment and exhibit provided for herein and each amendment hereafter adopted.

1.2       “Borrower” means an individual who is the maker of a promissory note and who obtains a Student Loan.

1.3      “Business Day” means any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the state in which the principal office of either the Owner or the Servicer are authorized or obligated by law or executive order to be closed.

1.4       “Commission” means the United States Securities and Exchange Commission.

1.5      “Custodial Agreement” means that certain custodial agreement, as amended, supplemented or otherwise modified from time to time, dated as of ______ __, 20__, between the Owner and the Custodian, a copy of which is attached hereto as Exhibit C.

1.6      “Custodian” means ______________________ and its successors and/or permitted assigns, or such other custodian appointed under the Custodial Agreement.

1.7       “FFEL Program” means the Federal Family Education Loan programs for private lenders authorized under Title IV of the Higher Education Act of 1965, as amended (Public Law 89-329).

1.8      “HEAL Program” means the Health Education Assistance Loan program authorized pursuant to Title VII, Part A, Subpart I of the U.S. Public Health Service Act (42 U.S.C. 292-2920).

1.9        “Obligations” means the Notes and all other obligations under the Indenture.

1.10    “Person” means an individual, general partnership, limited partnership, limited liability partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

1.11    “Pledged Student Loans” means Student Loans that are pledged by the Owner to the Indenture Trustee under the Indenture, and Serviced under this Agreement.

1.12     “Regulation AB” shall have the meaning set forth in Section 13.2 hereof.

1.13     “Service”, “Services”, “Serviced”, “Servicing”, used in connection with a Student Loan or Student Loans means to perform the procedures of a continuing nature required of the Servicer pursuant to this Agreement and in accordance with the Servicing Guidelines.

1.14     “Servicer Event of Default” shall have the meaning set forth in Section 12.2 hereof.

1.15    “Servicing Guidelines” means the Servicing Guidelines set forth on Exhibit A hereto.

1.16    “Student Loan” means an education loan made to a student and, if applicable, a credit worthy co-borrower of a student that is not granted under the FFEL Program or the HEAL Program, and shall include all advances made pursuant to the same master promissory note, which loan is subject to the terms of this Agreement.

SECTION 2. SCOPE OF AGREEMENT

The Servicer agrees, in consideration of certain fees as set forth in Exhibit B (Fee Schedule) which is part of this Agreement, to perform certain Services for the Owner relative to the Servicing of Student Loans, which the Owner requests and the Servicer agrees to Service, for which Student Loan information and/or documentation shall be delivered to the Servicer. The Exhibits attached hereto are incorporated by reference into this Agreement and made a part hereof.

SECTION 3. TERM OF AGREEMENT

3.1.       Term. This Agreement shall commence on the date above written and shall continue until such time as the principal of and interest on the Student Loans are paid in full unless terminated by either party pursuant to Section 12 hereof.

3.2        Amendments; Changes; Modifications. This Agreement (a) may be amended supplemented, or modified only by written instrument duly executed by the Owner and the Servicer; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns including assignment by the Owner to its subsidiary, affiliate or parent company and its assignment to Indenture Trustee under the Indenture; and (c) except as provided in Section 12 or Section 14 hereof, may not be terminated or assigned by any party hereto without the prior written consent of the other parties.

SECTION 4. DUTIES OF THE OWNER AND THE SERVICER

4.1.       Conversion to the Servicer. For Student Loans which the Owner or some third party other than the Servicer, originated and/or serviced and which are converted to the Servicer to be Serviced, the parties agree as follows:

(i)         Delivery of Student Loans for Conversion. The Owner agrees to furnish to the Servicer on computer magnetic tape or by any other means acceptable to the Servicer and in accordance with a mutually agreeable conversion schedule provided by the Servicer, copies and/or originals of all records relating to the Owner’s Student Loans which are necessary to enable the Servicer to perform the Services set forth herein. All batches of loans sent to the Servicer for conversion shall have corresponding transmittals, prepared in accordance with the Servicer’s instructions, completed by the Owner or a Person designated by the Owner to do so on its behalf. All records, data processing media and other information submitted by the Owner with respect to the Student Loans either at the inception of this Agreement or from time to time during the term hereof shall be legible, accurate, complete and in such form as may be reasonably required by the Servicer by not less than __ days prior written notice to the Owner. Student Loan files which are not packaged in accordance with the Servicer’s instructions will be returned as directed by the Owner at the Owner’s expense, for repackaging.

(ii)        Exceptions List, Liability for Inaccurate Data and Incomplete or Missing Documentation. The Servicer shall prepare and deliver an Exceptions List (the “Exceptions List”) to the Owner within ___ (_) Business Days of the conversion to the Servicer of the Student Loan files acquired by the Owner. The Exceptions List shall identify all missing and/or incomplete documentation as required by the Servicer for Servicing hereunder with respect to each Student Loan file. During the preparation of the Exceptions List, the Servicer will identify and request from the Owner any missing and/or incomplete documentation required for Servicing. So long as the Servicer shall perform in good faith and using reasonable care, the Servicer shall have no liability either to the Owner or the related Borrower resulting from any inaccurate or incomplete data or any data which is not in the form required by this Agreement and thereafter not corrected. In addition, the Servicer shall have no liability to the Owner for incorrect billing and/or reporting when caused by the Owner’s transfer of inaccurate data to the Servicer. The Servicer shall, however, within a reasonable period of time after it becomes aware of the deficiency, notify the Owner if any records, data or other information submitted by the Owner do not meet the requirements of this Agreement and the Owner may then supply substitute information. In the event the Owner does not provide the required information, the Servicer shall have the right to notify the Owner that it refuses to Service any such Student Loans and all such files shall be returned to the Owner or at the Owner’s direction.

(iii)       Conversion. Within ___ (_) days of receipt of the Owner’s Student Loan files, or as otherwise agreed upon in writing by the Owner and the Servicer, the Servicer shall convert such Student Loans to its servicing system for Servicing. Until the acquired Student Loans are converted to the Servicer’s system, the Servicer shall not be responsible for the continued Servicing of such Student Loans. The Owner agrees that it, or the predecessor Servicer shall be responsible for the continued Servicing of such Student Loans until the conversion is completed.

(iv)       Processing of Data/Correction of Errors. The Servicer shall be under no duty or obligation to inquire into the nature or authenticity of the transactions represented by the records or other data submitted for processing other than in reviewing the Owner’s Student Loan files for conversion and delivering the Exceptions List as set forth in Section 4.1(ii) above. In the event of error in processing the Owner’s data the Servicer agrees to promptly correct such error, including but not limited to the reproduction of any microfilm data files damaged or destroyed by error and giving any appropriate notifications to Borrowers or others. Such correction of errors shall be without charge to the Owner unless caused by the data submitted by the Owner, from any source on behalf of the Owner, in which case, the Owner shall pay for the cost of correcting errors at the rate set forth in Exhibit B (Fee Schedule). The Servicer agrees to provide reasonable evidence which will verify the complete and proper execution of corrections.

(v)        Record Audits. The Owner shall be responsible for reviewing all conversion and end of month reports and reporting any errors to the Servicer for correction within ___ (_) days after receipt of said reports. Any such error discovered thereafter by the Owner or the Servicer shall nevertheless be corrected by the Servicer. The Owner further agrees that payments received by the Owner shall be deposited to the Collection Account, as defined in the Indenture, within ___ (_) Business Days after receipt and the details thereof forwarded to the Servicer and Student Loan status and data changes will be reported to the Servicer promptly but in no case later than ___ (_)Business Days from when the Owner is notified that such changes have occurred.

4.2        Lost or Damaged Records. In the event the Owner’s records or other data submitted to the Servicer for processing should be lost or damaged while in the possession, control or custody of the Servicer or its agents, such lost or damaged records or data shall be reproduced by the Servicer at the Servicer’s own cost and expense from microfilm duplicates in the Servicer’s possession or under the Servicer’s control.

4.3        System Changes. The Servicer has the right to change any part or all of its equipment, its servicing system, computer programs, and its procedures relating to the manner of or the methodology used in Servicing the Student Loans, provided, however, that in no event shall such change abrogate or in any way modify the obligations of the Servicer with respect to the substantive provisions of this Agreement, specifically all regulatory requirements and activities, the quality of the Service or the compliance requirements set forth herein. It is specifically understood that the intent of this paragraph is to allow the Servicer flexibility over the methods and techniques of Servicing subject to full compliance with the substantive terms of this Agreement.

4.4        System Access. The Servicer shall make available to the Owner and the Indenture Trustee access to the Asset Management Report via the Servicer’s website by providing the Owner and the Indenture Trustee a login and password.

4.5        Reports. The Servicer shall promptly and routinely furnish the Owner copies of all material reports, records, and other documents and data as required by this Agreement. The Servicer agrees to provide to the Indenture Trustee (a) promptly upon the request of the Indenture Trustee, each financial statement or other reporting information required to be provided by it to the Owner hereunder, (b) promptly upon the request of the Indenture Trustee, its SAS 70 report and (c) at the same time it delivers a copy of the same to the Owner, each notice that refers to any default by the Owner of its obligations under this Agreement or any other event that would allow the Servicer to terminate this Agreement. The Servicer shall furnish in good condition all forms and supplies as specified in the Asset Management Report format previously provided to the Owner and Indenture Trustee within ___ (_) Business Days after the end of each calendar month.

4.6        Reports to Credit Bureaus. The Servicer shall provide any and all reports on Student Loans Serviced hereunder, on behalf of the Owner, to the appropriate credit bureau or credit information service and shall correct any errors caused by the incorrect reporting of information. All credit reporting shall be done in compliance with the Fair Credit Reporting Act and the Fair and Accurate Credit Transactions Act. Servicer will not change credit history reported pursuant to this Agreement if to do so would be in violation of the law.

4.7        Collections. All sums received by the Servicer with respect to any Student Loans, whether attributable to principal or interest shall be received in trust for the benefit of the Owner. All funds received on behalf of Owner’s Borrowers will be deposited in a Servicer-owned and maintained clearing account for the credit of the Owner. Until written notice from the Indenture Trustee of the payment in full of all Obligations, the Servicer agrees that it will, within ___ (_) Business Days of receipt, remit to the Indenture Trustee for deposit into the Collection Account (as defined in the Indenture) all collections with respect to the Pledged Student Loans, including, without limitation, all funds received by the Servicer from or on behalf of a person obligated to make a payment of any amounts owed in respect of a Pledged Student Loan, and all funds received by the Servicer pursuant to any sale agreement relating to the Pledged Student Loans. The Collection Account shall be designated in writing to the Servicer by the Owner. The Owner authorizes the Servicer to withdraw monies from the Servicer-owned clearing account to refund overpayments made by a Borrower, to refund monies to the Owner when a Borrower makes additional payments to the Servicer on a defaulted Student Loan, or to correct monies deposited in error in the Owner’s account. The Servicer shall obtain the Owner’s authorization for withdrawals made necessary by circumstances that are not enumerated above.

4.8        Custodial Agreement. The original note and truth-in-lending statement relating to each Student Loan shall be held by the Custodian pursuant to and in accordance with the terms set forth in the Custodial Agreement. To the extent that the Servicer shall require an original note or truth-in-lending statement to Service any Student Loan, the Servicer shall request such original documents as set forth in Section __ of the Custodial Agreement. On the date hereof, the Servicer shall provide the Owner a list of the names and titles of the authorized representatives of the Servicer who may request original documents relating to the Student Loans from the Custodian and contact information for notices. The Servicer shall update such information provided to the Owner as necessary.

SECTION 5. AFFIRMATIVE COVENANTS

From the date hereof and until termination of this Agreement, the Servicer covenants and agrees to the following:

5.1.       Custody Procedure. The Servicer shall hold copies of all promissory notes, loan applications and truth-in-lending statements Serviced hereunder in trust for the benefit of the Owner and as bailee for the Indenture Trustee during the time in which they relate to Pledged Student Loans. Microfilm of all notes and related documents shall be maintained on-site and at an off-site facility in a fire resistant vault with a security locking system. The Owner shall have the right to inspect all security procedures during regular business hours.

5.2.       Laws and Regulations. The Servicer shall Service the Student Loans in accordance with all applicable federal and state laws, including (without limitation) the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act, the Truth in Lending Act, the Federal Trade Commission Act, the Federal Reserve Board's Regulation B, applicable laws relating to usury, truth-in-lending, education lending, fair credit billing, fair credit reporting, fair debt collection practices, privacy, consumer credit protection and disclosure, licensing and other applicable consumer credit laws and equal credit opportunity laws.

5.3.       Government Approvals. The Servicer shall remain duly qualified to do business in all jurisdictions necessary to carry out its obligations under this Agreement.

5.4.       Insurance. The Servicer shall, at all times and at the Servicer’s cost and expense, keep in full force and effect a Fidelity and Crime Policy covering employee theft. At the time of execution of this Agreement, and upon any subsequent request from the Owner, the Servicer shall provide the Owner, with a copy of a certificate of insurance.

SECTION 6. CHARGES AND PAYMENTS

6.1.       Rate Change. The Servicer shall provide all aspects of the Services at its sole cost and expense, except as otherwise provided by this Agreement, and shall be compensated as set forth herein and in Exhibit B (Fee Schedule). To the extent that an increase occurs in the costs incurred by the Servicer in providing the Services hereunder whether due to changes in the Servicing Guidelines set forth in Exhibit A of this Agreement, federal regulations pertaining to the servicing of consumer loans, other applicable laws and regulations, under which the Owner’s Student Loans are governed, which pertains to the servicing of Owner’s Student Loans in accordance with Section 5.2 herein, United States Postal Service postage rates, changes in the Services provided as requested by the Owner; or some other cost-increasing event; the Servicer shall have the right to make a compensating increase to the servicing fees set forth herein and in Exhibit B (Fee Schedule). The Servicer shall give the Owner _____ (__) days advance written notice prior to implementing a rate change as set forth in this Section.

6.2.       Invoices. Invoices for the Servicer’s Services shall be rendered by the Servicer after each month end with payment to be paid by the Owner within _____ (__) days after receipt of the invoice by the Owner. If full payment is not received within _____ (__) days after receipt by the Owner of the invoice date, except as to amounts which are under dispute, the Servicer may assess an interest charge of ____% per month (____% Annual Percentage Rate) on the unpaid balance from the date of initial billing until fully paid. If full payment is not received within _____ (__) days from the date of the invoice, except as to amounts which are under dispute, such non-payment shall constitute a default hereunder and shall entitle the Servicer at any time thereafter, to provide written notification to the Owner and Indenture Trustee of such default and if such default is not cured within _____ (__) days from the date of such notice, the Servicer at its option, may immediately terminate this Agreement. Subject to Section 10 below, notwithstanding the foregoing, the Servicer agrees that it will allow the Indenture Trustee a period of at least _____ (__) days to cure any default of the Owner’s obligations under this Agreement or otherwise take action that will prevent termination of this Agreement; provided however, nothing herein shall be deemed to require the Indenture Trustee to cure any such default or take any such action.

SECTION 7. REPRESENTATIONS AND WARRANTIES

The Servicer represents and warrants to the Owner (and these warranties and representations shall be deemed continuing and repeated as of the date each Student Loan shall become subject to this Agreement) as follows:

7.1.       Existence. The Servicer is a __________ duly organized and validly existing and in good standing under the laws of ______________________, and is duly qualified to do business in all jurisdictions where its failure to so qualify would materially impair its ability to perform its obligations under this Agreement.

7.2.       Right to Act. No registration with or approval of any governmental agency is required for the due execution and delivery or enforceability of this Agreement. The Servicer has legal power to execute and deliver this Agreement and to perform and observe the provisions herein. By executing and delivering this Agreement, and by performing and observing the provisions of this Agreement, the Servicer will not violate any existing provision of its _______________ or its ____________ or any applicable law or violate or otherwise become in default under any existing contract or other obligation binding upon the Servicer. The officers executing and delivering this Agreement have been duly authorized to do so, and this Agreement is legally binding upon the Servicer in every respect.

SECTION 8. LIABILITY

The Servicer agrees to pay for any claim, loss, liability or expense, including reasonable attorney’s fees and court costs, arising out of or relating to the Servicer’s acts or omissions with respect to the Services provided under this Agreement, where the final determination of liability on the part of the Servicer is established by a court of law with competent jurisdiction over the Servicer or by way of settlement agreed to by the Servicer. This provision shall take effect as of the date on which each individual Student Loan is converted to the Servicer’s servicing system.

The maximum liability on the part of the Servicer under this Agreement for all losses incurred by the Owner on Student Loans Serviced by the Servicer as a result of Servicing deficiencies shall not exceed _______ percent (____%) of the total dollar value of Student Loans Serviced by the Servicer for the Owner.

The Servicer’s liability shall not extend beyond the express obligations as described and set forth in this Agreement.

The Owner agrees to pay for any claim, loss, liability or expense, including reasonable attorney’s fees and court costs, arising out of or relating to the Owner’s, or agents’ or contractors’ on behalf of the Owner, acts or omissions with respect to the Student Loans, where the final determination of liability on the part of the Owner is established by an arbitrator, by a court of law of competent jurisdiction or by way of settlement agreed to by the Owner.

To the extent permissible under ________________ law, each party will be responsible to the other for any and all claims, lawsuits, demands, damages, costs, or other expenses, including, but not limited to, attorneys’ fees resulting from or in any way related to: (a) the responsible party’s breach of any warranty contained herein or arising by operation of law; (b) any negligent act or omission of such party or party’s employees or agents; or, (c) the responsible party’s failure to comply with any applicable law, where the final determination of liability is established by a court of law of competent jurisdiction, or by settlement agreed to by the parties.

SECTION 9. FORCE MAJEURE

If any party is rendered unable, wholly or in part, by a force of nature outside the control of the parties (including, but not limited to, acts of God, acts of war, epidemics, fire, earthquakes or other disasters) to carry out its obligations under this Agreement, that party shall give to the other party prompt written notice to that effect; upon receipt of the written notice, the affected obligations of the party giving the notice shall be suspended so long as such party is unable to so perform and such party shall have no liability to the other for the failure to perform any suspended obligation during the period of suspension; provided, however, that the other party may at its option terminate this Agreement if the inability to perform continues for a period in excess of ____ (__) days.

SECTION 10. DISPUTES

In the event of any dispute or disagreement between the parties hereto either with respect to the interpretation of any provision of this Agreement or with respect to the performance hereunder by the Servicer or by the Owner, each of the parties will appoint a designated officer to meet for the purpose of endeavoring to resolve such dispute or to negotiate for an adjustment to such provision. In case no agreement is reached, a third designated person may be appointed upon mutual agreement to resolve such dispute or to negotiate with the previously designated officers to negotiate for an adjustment to such provision. No formal proceedings for arbitration of the initially designated dispute may be commenced until either of the designated officers concludes in good faith that amicable resolution through continued negotiations of the matter in issue does not appear likely. In no event shall such dispute resolution procedure continue for more than ____ (__) days after the appointment of the initially designated officers.

The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Any controversy or claim arising out of or relating to this Agreement, or the breach of the same, shall be settled through consultation and negotiation. However, if those attempts fail, the parties agree that any misunderstandings or disputes arising from this Agreement shall be decided by binding arbitration which shall be conducted, upon request by either party, in _______________ or other mutually agreed upon location, before one (1) arbitrator designated by the American Arbitration Association (the “AAA”), in accordance with the terms of the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act (Title 9 of the United States Code). Notwithstanding anything herein to the contrary, either party may proceed to a court of competent jurisdiction to obtain equitable relief at any time.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1.     Inspections. The Servicer and the Services and all records and reports specifically relating thereto shall be subject to review, audit and copying by the Owner, its designated representatives, and external and internal auditors, upon no less than ____ (__) Business Days notice to the Servicer, except that such prior notice shall not be required when the Owner’s request is made for cause, as determined by the Owner in good faith. Such review, audit and copying shall be conducted, unless otherwise mutually agreed upon, at the Servicer’s principal office set forth above or as otherwise maintained by the Servicer. The Comptroller of the Currency or any other regulatory body or supervisory agency having jurisdiction over the Owner can have access to Servicer’s books and records, systems, controls, processes and procedures when they deem necessary without prior notice. On-site examination of documents held in safekeeping and microfilm records or related documentation will be performed with as little disruption as possible to the Servicer’s normal operation. All questions arising during the course of an audit will be coordinated by the chief auditor and directed to the individual(s) designated by the Servicer. The Servicer will designate a sufficient number of liaison personnel so as to be able to respond timely to audit questions. All of the Owner’s out-of-pocket expenses, non-Servicer personnel costs and copying expenses relating to such review, audit and copying shall be borne by the Owner.

11.2      Notices. Any notice required or permitted to be sent hereunder shall be served personally or by overnight courier, or by registered or certified mail, return receipt requested, to the addresses stated below for the Owner, the Servicer and the Indenture Trustee.

If to the Owner:
MRU STUDENT LOAN TRUST 20__-_ ________________ [Insert Address] Attention: __________ Telecopier No.: Telephone No:
If to the Servicer: ______________________________________ [Address] Attention: Telecopier No.: Telephone No:
If to the Indenture Trustee: ______________________________________ [Address] Attention: Telecopier No.: Telephone No.:

11.3.     Relationship. The parties to this Agreement intend that the Servicer shall render the Services contemplated by this Agreement as an independent contractor. The Servicer and its employees, agents, and servants are not to be considered agents or employees of the Owner or the Indenture Trustee for any purpose whatsoever. Nothing herein contained, nor any action taken by the Servicer under this Agreement, shall be deemed or construed to give the Servicer any right, title or interest either in law or in equity in and to any Student Loan being Serviced.

11.4.      Assignments. Assignment of Servicing and future Servicing after sale of Student Loans:

(i)         Assignment by the Servicer. This Agreement and all the rights and obligations of the Servicer hereunder may not be assigned or subcontracted by the Servicer without the prior written consent of the Owner which consent shall not be unreasonably withheld; provided, however, the Servicer may subcontract for collections and skiptracing purposes without such consent. The Owner’s consent to subcontract shall not release the Servicer from its obligations under this Agreement.

(ii)        Notice Requirement prior to Sale of Student Loans. The Owner shall use reasonable efforts to notify the Servicer, in writing, _____ (__) days prior to any sale of the Student Loans, currently housed on the Servicing system as to (a) the anticipated sale date and (b) the characteristics of the exact Student Loans to be sold. The actual sale date will be provided _____ (__) days prior to the sale. Upon receipt of the above initial notice, the Servicer will provide the Owner with available dates within _____ (__) days thereafter on which the Servicer will be required to package up and deliver the files with respect to the Student Loans being sold. Actual transfer dates of such files shall be mutually agreed upon.

(iii)          Servicing Obligations after Sale of Student Loans.

(a)         The Servicer’s Offer of Continued Servicing. With respect to any Student Loans which are sold, assigned or transferred by the Owner, upon the Servicer’s receipt of a notice from the Owner that it intends to sell, assign or transfer any or all of the Student Loans which are being Serviced hereunder, the Servicer shall contact the intended purchaser, assignee or transferee (collectively, the “Transferee”) and offer to Service such Student Loans for the Transferee for the balance of the term of this Agreement (and, at the option of the Transferee, any extensions thereof) as follows: (1) under terms and conditions which are no less favorable than those terms and conditions which are contained in this Agreement; or (2) if the Transferee or an affiliate, parent, subsidiary or other entity related to the Transferee (collectively, a “Related Entity”) has entered into a servicing agreement with the Servicer, under the terms and conditions of any such agreement.

(b)        The Owner’s Liability upon Transferee’s Acceptance of Servicer’s Offer. If the Transferee accepts the offer described in paragraph (a) above, from and after the date of sale, assignment or transfer, the Owner shall have no further obligation or liability to the Servicer hereunder with respect to such Student Loans and the Early Termination Fees set forth in Exhibit B (Fee Schedule) shall not be due and payable. If the Transferee does not elect to have the Servicer continue Servicing the Student Loans, the Owner shall pay Record Return and Early Termination Fees set forth in Exhibit B (Fee Schedule).

11.5.     Limitation of the Servicer’s Rights. Nothing contained herein, nor any action taken by the Servicer under this Agreement, shall be deemed or construed to give the Servicer any right, title or interest either in law or equity in and to any Student Loans.

11.6.     Exclusive Agreement. Nothing contained herein shall be construed to create an exclusive arrangement between the parties, and the Servicer understands and agrees that the Owner may enter into other agreements for servicing student loans.

11.7.     Confidential Information. During the term of this Agreement, and thereafter, each party and its respective agents and employees will maintain the confidentiality of all agreements, data, materials and information disclosed and entrusted to it by the other party which relate to the business relationship of the parties. The Servicer agrees to keep the names and addresses of Borrowers of the Owner in strictest confidence, except as shall be necessary to communicate the information to its officers and employees or to the Owner and/or the Indenture Trustee in connection with its obligations under this Agreement and except as required by applicable law or the Servicing Guidelines.

11.8.     Survival of Warranties and Obligations. The representations and warranties of the Servicer shall survive the termination of this Agreement and the obligations and duties of the Servicer shall survive the termination of this Agreement as set forth in this Agreement.

11.9.     Entire Understanding. This Agreement herewith including all addendums, attachments, exhibits and schedules attached thereto, represent the entire understanding of the parties with respect to their subject matter, and supersede all previous discussions and correspondence with respect thereto, and no representations, warranties or agreements, express or implied, of any kind with respect to such subject matter have been made by either party to the other, except as expressly set forth herein or in the Addendums, Attachments, Exhibits and Schedules attached hereto.

11.10.   Amendments. Amendments to this Agreement, Addendums, Attachments, Exhibits or Schedules shall be in writing, signed by a representative of each party, and incorporated into this Agreement.

11.11.    Taxes. The Owner shall be responsible for the payment of any sales tax on the services provided hereunder, if applicable.

11.12.   Interpretation of Documents. In the event of a conflict between the Servicing Agreement, the addendums, attachments, exhibits and schedules attached hereto, the Servicing Agreement shall control.

11.13.   Disaster Recovery Plan. The Servicer agrees to maintain a viable disaster recovery plan for the Services which includes, among other things, provision for the remote storage of computer software and data, for the remote storage of copies of loan documentation, the availability of a location for off-site computer services and for the time frames within which the Services may be resumed. The Servicer shall periodically test the data processing functions of its disaster recovery plan and shall update in a timely manner (it being the Servicer’s present intentions to test annually) such disaster recovery plan. Upon request from the Owner, the Servicer shall provide the Owner with a summary report of the results of such testing. The Owner shall be entitled to review such disaster recovery plan from time to time during the term of this Agreement at the Servicer’s place of business. In the event of a natural or other disaster beyond the Servicer’s control that interrupts the Servicer’s performance of any such Services for any period, the Servicer shall promptly respond to such disaster in accordance with the procedures contained in the disaster recovery plan in order to resume performance of such Services.

11.14.     Authorization. Each of the undersigned represents that he or she has the authority to execute this Agreement on behalf of the respective party.

11.15.   No Waiver. Any failure by the Owner or the Servicer to insist upon the strict performance by the other of any of the terms and provisions of this Agreement shall not be deemed to be a continuing waiver of any such terms and provisions, and notwithstanding any such failure, such party shall have the right thereafter to insist upon the resumption of strict performance by the other of any and all of the terms and provisions hereof. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

11.16.   Cooperation. The Servicer and the Owner each agree to cooperate with each other during the term of this Agreement, during any extensions thereof, and during all periods in which Student Loans are processed and Serviced by Servicer. Cooperation in this Section shall include, but not be limited to, each party using reasonable means to insure successful completion of the conversion of the Student Loans to Servicer’s servicing system, as well as normal, daily processing of the Student Loans and related operations and functions; as well as each party agrees to support the other party and work to resolve any disputes which may arise during such periods referenced above, and to continue to work together in a professional, business-like manner during all phases, functions and processes defined in this Agreement.

11.17    No Proceedings. The Servicer hereby agrees that it will not institute suit against the Owner, or join any other Person in instituting against the Owner, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceedings under any federal or state bankruptcy or similar law. The foregoing shall not limit the Servicer’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than the Servicer.

SECTION 12. TERMINATION

12.1.     Borrower’s Student Loan. This Agreement shall terminate as to a specific Student Loan at the close of the month during which the principal, interest, and late charges, if any, have been fully paid and remitted to the Owner, the related Borrower has been notified that such Student Loan is paid in full, or upon the sale of a specific Student Loan where the buyer does not desire the Servicer to continue servicing such Student Loan, subject to the provisions in Section 11.4 (iii) herein.

12.2.     Termination by the Owner. This Agreement may be terminated at the option of the Owner upon the occurrence of any of the following (any of the occurrences listed in clauses (i) – (iv) below shall constitute a “Servicer Event of Default”):

(i)       Any of the representations or warranties made in or pursuant to this Agreement is not true or is erroneous in any material respect;

(ii)          The Servicer’s failure to perform or observe any of the provisions or covenants of this Agreement in any material respect;

(iii)      If the Servicer shall (a) discontinue business, or (b) generally not pay its debts as such debts become due, or (c) commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, the Servicer or for any substantial part of its property or (d) make a general assignment for the benefit of creditors, or (e) admit by answer, default or otherwise the material allegations of petitions filed against it in any bankruptcy, reorganization, insolvency or other proceedings (whether federal or state) relating to relief of debtors, or (f) suffer or permit to continue unstayed and in effect _____ (__)consecutive days, any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator for itself or all or a substantial part of its assets, or (g) take or omit any action in order thereby to affect any of the foregoing;

(iv)      Any event or occurrence with respect to the Servicer that has a material adverse effect on (a) the business, assets, financial condition, prospects or operations of the Servicer, (b) the ability of the Servicer to perform its obligations under this Agreement, (c) the collectibility or enforceability of a material amount of the Student Loans or (d) the status, existence, perfection, priority or enforceability of the Indenture Trustee’s first priority perfected security interest in the Student Loans; or

(v)         Delivery by the Owner to the Servicer of _____ (__) days prior written notice of its election to terminate this Agreement.

In the event of 12.2 (i) or (ii) above, the Servicer shall have the right to cure any such breach or error to the Owner’s full satisfaction within _____ (__) days of written notice from the Owner. In the event the Servicer is unable to cure such breach within the cure period, the Agreement may be terminated pursuant to 12.2(i) or (ii) above, there will be no charge to the Owner.

In the event the Agreement is terminated prior to the end of the initial term for any reason other than stated above or if the Owner sells, assigns or transfers any or all of the Student Loans as described in Section 11.4 of this Agreement which results in the termination of Servicer’s right to continue to Service such Student Loans, the Owner shall be responsible for the payment of the Record Return Fee and the Early Termination Fee described in Exhibit B (Fee Schedule).

12.3.      Termination by the Servicer. This Agreement may be terminated at the option of the Servicer upon the occurrence of any of the following.

(i)        The Owner’s failure to perform or observe any of the material provisions or covenants of this Agreement which affects the Servicer’s ability to perform;

(ii)       If the Owner shall (a) discontinue business, or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) admit by answer, default or otherwise the material allegations of petitions filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (e) suffer or permit to continue unstayed and in effect for _____ (__)consecutive days, any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator for itself or all or a substantial part of its assets, or (f) take or omit any action in order thereby to affect any of the foregoing; or

(iii)       Pursuant to Section 6.2 of this Agreement.

In the event of 12.3(i) or (ii) above, the Owner shall have the right to cure any such breach or error to the Servicer’s full satisfaction within _____ (__) days of written notice from the Servicer. In the event the Owner is unable to cure such breach within the cure period, the Servicer may terminate the Agreement and the Owner shall be responsible for payment of the Record Return Fee and Early Termination Fee as set forth in Exhibit B (Fee Schedule). Subject to Section 10 above, notwithstanding the foregoing, the Servicer agrees that it will allow the Indenture Trustee a period of at least _____ (__)days to cure any default of the Owner’s obligations under this Agreement or otherwise take any action that will prevent termination of this Agreement; provided, however, nothing herein shall be deemed to require the Indenture Trustee to cure any such default or take any such action.

12.4.     Record Return. Upon termination of this Agreement or upon termination of this Agreement with respect to any particular Student Loan whether by virtue of the passage of time or otherwise, the Servicer shall, regardless of any Owner default or any other reason, return to the Owner all records, data processing records, reports, documents and correspondence, including original promissory notes, applications, payment histories, due diligence histories, and copies of microfilm documents maintained by the Servicer in connection with the Servicing of the Student Loans to which the Servicer asserts no legitimate proprietary right or which are not part of the records and reports maintained by the Servicer in connection with the Servicing of student loans generally. The return of the records belonging to the Owner shall be done at the Owner’s sole cost and expense as set forth in Exhibit B (Fee Schedule)within _____ (__) days from the date of termination or as otherwise mutually agreed upon by the parties, provided, however, that in the event this Agreement is terminated by the Owner pursuant to 12.2(i), (ii), (iii), or (iv) then the Servicer shall return the records at its sole cost and expense.

SECTION 13. REGULATION AB COMPLIANCE

13.1.     Intent of the Parties; Reasonableness. The Owner and the Servicer acknowledge and agree that the purpose of Article 13 of this Agreement is to facilitate compliance by the Owner with the provisions of Regulation AB and related rules and regulations of the Commission.

The Owner shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Owner in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.

In connection therewith, the Servicer shall cooperate fully with the Owner to deliver to the Owner (including any of its assignees or designees) any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner to permit the Owner to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer and the Student Loans, or the servicing of the Student Loans, reasonably believed by the Owner to be necessary in order to effect such compliance.

The Owner (including any of its assignees or designees) shall cooperate with the Servicer by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Owner’s reasonable judgment, to comply with Regulation AB.

13.2      Required Reports. The Servicer will execute and deliver to the Owner (or its nominee) annually on or before ______ __ of each year, commencing _____, and at such other times as the Owner, its nominee or either of them are required to provide certification to the Commission under the Securities Exchange Act of 1934 in connection with servicing related activities: (i) a Report on Assessment of Compliance Statement, as required by paragraph (a) of Item 1122 of Regulation AB of the Commission (“Regulation AB”), in the form attached hereto as Exhibit D; and (ii) a Servicer Compliance Statement, as required by Item 1123 of Regulation AB, in the form attached hereto as Exhibit E. In addition, annually on or before _____ __ of each year, commencing ______, the Servicer will cause a registered public accounting firm to execute and deliver a Registered Public Accounting Firm Attestation Report, as required by paragraph (b) of Item 1122 of Regulation AB.

SECTION 14. CONSENT TO PLEDGE; THIRD PARTY BENEFICIARY.

The Owner has assigned or will assign to the Indenture Trustee, its successor or successors and its or their assigns, all right, title and interest of the Owner under this Agreement. By execution below, the Servicer expressly acknowledges and agrees that all of the Owner’s right, title and interests in, to and under this Agreement with respect to the Pledged Student Loans, shall be assigned for collateral purposes by the Owner to the Indenture Trustee pursuant to the Indenture and the Servicer consents to such assignment. Each of the parties hereto acknowledges and agrees that the Indenture Trustee is an express third party beneficiary of the rights of the Owner arising hereunder. The Servicer acknowledges that, the Indenture Trustee shall have the right to enforce the Owner’s rights and remedies under this Agreement with respect to the Pledged Student Loans, including, without limitation, the right at any time to enforce this Agreement and the obligations of the Servicer hereunder, and the right at any time to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, provided, however, that the Indenture Trustee shall not be obligated to perform any of the obligations of the Owner under this Agreement; provided further, that, to the extent the Owner shall fail to perform its obligations under this Agreement, the Indenture Trustee may, in its sole discretion, negotiate in good faith with the Servicer either (a) a mutually acceptable servicing agreement between Servicer and Indenture Trustee to enable Servicer to continue to Service rather than exercising its rights pursuant to Section 12.3; or (b) mutually acceptable fees (not to exceed the fees set forth in this Agreement) for Servicer to effect a termination and transfer of Servicing in accordance with this Agreement. The Servicer acknowledges that the rights of the Indenture Trustee with respect to the rights and remedies in connection with any indemnification or any breach of any representation, warranty or covenant made by the Servicer under this Agreement shall be continuing and shall survive any termination of this Agreement.

SECTION 15. COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

SECTION 16. LAW GOVERNING

This Agreement is being delivered in and shall be construed in accordance with the laws of _____________________, without regard to any principles of conflict of laws.

SECTION 17. LIMITATION OF LIABILITY

It is expressly understood and agreed by the parties that (a) this document is executed and delivered by ____________________, not individually or personally, but solely as Owner Trustee, in the exercise of the powers and authority conferred and vested in it, pursuant to the Trust Agreement of the Owner, as defined in the Indenture; (b) each of the representations, undertakings and agreements herein made on the part of the Owner is made and intended not as personal representations, undertakings and agreements by ____________________, but is made and intended for the purpose of binding only the Owner; (c) nothing herein contained shall be construed as creating any liability on ____________________, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through, or under the parties hereto; and (d) under no circumstances shall ____________________ be personally liable for the payment of any indebtedness or expenses of the Owner or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Owner under this Agreement or any other related documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the month, day and year first-above written.

[SERVICER]	MRU STUDENT LOAN TRUST 20__-_
By:
not in its individual capacity but solely as Owner Trustee

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

SERVICING GUIDELINES

EXHIBIT B

FEE SCHEDULE

EXHIBIT C

CUSTODIAL AGREEMENT

EXHIBIT D

FORM OF REPORT ON ASSESSMENT OF COMPLIANCE

[DATE]

[ACCOUNTANT’S ADDRESS]

MRU STUDENT LOAN TRUST 20__-_

[ADDRESS]

In connection with the Annual Report on Form 10-K of MRU Student Loan Trust 20__-_ for the fiscal year ending ______ __, 20__ (the “Reporting Period”) and as required by Item 1122 of Regulation AB of the Securities and Exchange Commission (“Regulation AB”), the undersigned, a duly authorized officer of ___________ (the “Servicer”), does hereby certify and represent as follows:

1.         Management of the Servicer is responsible for assessing compliance with respect to the activities of the Servicer for the Reporting Period;

2.         The applicable criteria required in paragraph (d) of Item 1122 of Regulation AB, as listed on Schedule A attached hereto (the “Servicing Criteria”), were used to assess compliance of the Servicer;

3.         Based on such review, management believes the Servicer has complied, in all material respects, with the applicable Servicing Criteria;

4.         Management has identified no material instances of noncompliance with the applicable Servicing Criteria; and

5.         The registered public accounting firm of __________ has issued an attestation report on this Report on Assessment of Compliance for the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has executed this Report of the Servicer as of ______________, 20__.

_________________, as Servicer

By:
Name:

Schedule A to Report on Assessment of Compliance Statement

Pursuant to Instruction 1 of Item 1122 of Regulation AB, the following list of Servicing Criteria has been “Reviewed” or deemed “Not Applicable” by the Servicer, as marked.

		Reviewed	Not Applicable
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Student Loans are maintained.
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.

1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Student Loans serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.
1122(d)(4)(ii)	Pool assetsand related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT E

FORM OF SERVICER COMPLIANCE STATEMENT

FOR MRU STUDENT LOAN TRUST 20__-_

[DATE]

MRU Student Loan Trust 20__-_

[ADDRESS]

In connection with the Annual Report on Form 10-K for MRU Student Loan Trust 20__-_ (the “Trust”) for the fiscal year ending ______ __, 20__ (the “Report”) and pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission, the undersigned, a duly authorized officer of ____________ (the “Servicer”), does hereby certify and represent as follows:

1.         A review of the activities and performance of the Servicer under the Servicing Agreement, dated as of ________ __, 20__, between the Servicer and the Trust (the “Servicing Agreement”) for the period that is the subject of the Report has been made under the supervision of the undersigned;

2.         To the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the period that is the subject of the Report; and

3.         To the best knowledge of the undersigned, based on such review, there have been no failures to fulfill any such obligation in any material respect.

IN WITNESS WHEREOF, the undersigned has executed this Servicer Compliance Statement as of ________ __, 20__.

_________________, as Servicer

By:
Name: